Exhibit 15.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Party City Corporation
Rockaway, New Jersey
      We have reviewed the accompanying condensed consolidated balance sheets of Party City Corporation as of October 1, 2005 and October 2, 2004, and the related condensed consolidated statements of operations and cash flows for the quarter ended October 1, 2005 and October 2, 2004. These interim financial statements are the responsibility of the Company’s management.
      We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
      Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
      We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Party City Corporation as of July 2, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated September 15, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of July 2, 2005 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.
      As discussed in Note 4, effective July 3, 2005 the Company adopted the provisions of Statements of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.” In addition, as discussed in Note 2, on September 27, 2005, the Company announced that a definitive agreement was signed for the sale of the Company.

DELOITTE & TOUCHE LLP
New York, New York
November 10, 2005